Psychemedics Corporation Announces Record Revenues

DECLARES 74th CONSECUTIVE QUARTERLY DIVIDEND

ACTON, Mass., Feb. 10, 2015 /PRNewswire/ -- Psychemedics Corporation (NASDAQ: PMD) today announced fourth quarter and year-end financial results for the period ended December 31, 2014. The Company also announced a quarterly dividend of $0.15 per share payable to shareholders of record as of February 23, 2015 to be paid on March 6, 2015. This will be the Company's 74th consecutive quarterly dividend.

The Company's revenue for the year ended December 31, 2014 was $29.2 million versus $26.9 million for the twelve months ended December 31, 2013, an increase of 9%. Net income for the twelve months ended December 31, 2014 was $3.2 million or $0.60 per diluted share, versus $3.8 million or $0.72 per diluted share, for the comparable period last year, a decrease of 16%.The Company's revenue for the quarter ended December 31, 2014 was $6.8 million versus $6.5 million for the quarter ended December 31, 2013, an increase of 4%. Net income for the quarter ended December 31, 2014 was $676 thousand or $0.13 per diluted share, versus $868 thousand or $0.16 per diluted share, for the comparable period last year, a decrease of 22%.

Raymond C. Kubacki, Chairman and Chief Executive Officer, said,

"2014 was the third consecutive year of record revenues. Our revenues continue to be driven by strong new business growth. New business has accounted for our entire gain, as well as offset softness in the jobs market. While there has been plenty of news recently about the jobs recovery, the fact is, the largest category of gains have been in temporary help.

"Another important milestone this year was that we completed our capacity expansion project which more than doubled our capacity. This expansion was needed to prepare Psychemedics for our expanding business, including a significant opportunity in Brazil. The project included additional lease space and over $7 million of new equipment and leasehold improvements. To finance this expansion, the Company obtained equipment financing of $7 million ($6.2 million of which was outstanding as of December 31, 2014) at a very favorable interest rate of 2.15% for 2014.

"The Brazilian opportunity mentioned in prior communications continues to progress. While this mandated testing has not yet become effective, we currently expect it will become a requirement in 2015, as there is both a proposed bill in the Brazilian Congress, as well as an existing regulation (the implementation of which was deferred once the legislative bill was introduced), that provide for mandatory drug testing utilizing hair of professional drivers.

"We remain excited about this opportunity in Brazil. However, short-term, the delay in implementation of the rule or passage of the law had a negative effect on current year earnings. The estimated impact on fourth quarter earnings from the increase in capacity and other costs related to the Brazil opportunity was about $0.06 per share, with the total impact in 2014 of about $0.25 per share. Without these additional costs, our EPS for the year would have been up 18%.

"In 2014, we were proud to once again be recognized as the industry and scientific leader with the publishing of a peer-reviewed paper by the FBI in the Journal of Analytical Toxicology. This paper provides additional validation of the Psychemedics extensive wash protocol used to eliminate the risks of false positives from external contamination. Our wash protocol plays a significant role in safeguarding our clients and those being tested. In addition, to continue our leadership role, we have increased investment in Research and Development and look forward to make available additional FDA cleared tests for drugs of abuse in 2015 and beyond.

"The Company's balance sheet remains strong with approximately $3.6 million in cash. Our directors share our confidence in the future of Psychemedics and remain committed to rewarding shareholders and sharing the financial success of the Company with them as we grow. Therefore, we are pleased to declare our quarterly dividend of $0.15 per share. This dividend represents our 74th consecutive quarterly dividend."

Psychemedics Corporation is the world's largest provider of hair testing for the detection of drugs of abuse. The Company's patented process is used by thousands of U.S. and international clients, including over 10% of the Fortune 500 companies, for pre-employment and random drug testing. Major police departments, Federal Reserve Banks, schools, and other public entities also rely on our unique patented drug testing process. We strongly believe our drug testing method to be superior to any other product currently in use, including traditional urine testing and other hair testing methods.

The Psychemedics web site is www.psychemedics.com

Cautionary Statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning earnings, earnings per share, revenues, cash flows, dividends, future business, growth opportunities, new accounts, customer base, market share, test volume, sales and marketing strategies, U.S. and foreign drug testing laws and regulations including effective dates thereof, required investments in plant, equipment and people) may be "forward looking" statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the development of markets for new products and services offered, costs of capacity expansion, U.S. and foreign government regulation, including but not limited to FDA regulations, Brazilian laws, proposed laws and regulations, competition and general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only of the Company's expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact: Neil Lerner
Vice President of Finance
(978) 206-8220
Neill@psychemedics.com

Psychemedics Corporation Condensed Statements of Comprehensive Income (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$6,761,813	$6,483,916	$29,204,818	$26,870,297
Cost of revenues	3,280,269	2,832,154	14,066,652	11,476,263

Gross profit	3,481,544	3,651,762	15,138,166	15,394,034

Operating Expenses:
General & administrative	1,006,792	1,081,803	4,474,654	4,157,597
Marketing & selling	1,154,786	1,269,713	4,625,375	4,704,970
Research & development	362,296	267,091	1,348,496	825,102

Total Operating Expenses	2,523,874	2,618,607	10,448,525	9,687,669

Operating income	957,670	1,033,155	4,689,641	5,706,365
Other income (expense)	(27,419)	280	(56,576)	92,273

Net income before provision for income taxes	930,251	1,033,435	4,633,065	5,798,638

Provision for income taxes	254,148	165,496	1,426,984	1,993,428

Net income and comprehensive income	$676,103	$867,939	$3,206,081	$3,805,210

Basic net income per share	$0.13	$0.16	$0.60	$0.72

Diluted net income per share	$0.13	$0.16	$0.60	$0.72

Dividends declared per share	$0.15	$0.15	$0.60	$0.60

Weighted average common shares outstanding, basic	5,375,061	5,313,766	5,355,367	5,299,060

Weighted average common shares outstanding, diluted	5,391,217	5,342,509	5,376,998	5,315,463

Psychemedics Corporation Balance Sheets (UNAUDITED)

	December 31,	December 31,
	2014	2013

ASSETS
Current Assets:
Cash and cash equivalents	$3,612,153	$3,970,512
Accounts receivable, net of allowance for doubtful accounts
of $95,525 in 2014 and $144,921 in 2013	4,078,133	4,368,864
Prepaid expenses and other current assets	689,995	769,269
Income tax receivable	1,819,743	554,828
Deferred tax assets	376,529	292,795

Total Current Assets	10,576,553	9,956,268
Fixed Assets, net of accumulated amortization and depreciation
of $5,788,551 in 2014 and $5,175,722 in 2013	12,740,131	6,050,203
Other assets	761,025	543,345

Total Assets	$ 24,077,709	$ 16,549,816

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$845,071	$510,550
Accrued expenses	1,351,333	2,447,920
Current portion of long-term debt	1,399,925	--

Total Current Liabilities	3,596,329	2,958,470

Long-term debt	4,848,158	--
Deferred tax liabilities, long-term	2,796,666	1,314,221
Total Liabilities	11,241,153	4,272,691

Shareholders' Equity:
Preferred stock, $0.005 par value, 872,521 shares authorized,
no shares issued or outstanding	--	--
Common stock, $0.005 par value; 50,000,000 shares authorized
6,043,191 shares issued in 2014 and 5,981,896 shares issued in 2013	30,216	29,910
Additional paid-in capital	29,454,023	28,888,712
Accumulated deficit	(6,565,894)	(6,559,708)
Less - Treasury stock, at cost, 668,130 shares in 2014 and 2013	(10,081,789)	(10,081,789)

Total Shareholders' Equity	12,836,556	12,277,125

Total Liabilities and Shareholders' Equity	$24,077,709	$16,549,816